Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Andrew Wamser (954) 769-7023 wamsera@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com

AutoNation Authorizes Additional $250 Million for Share Repurchase

FORT LAUDERDALE, Fla., August 29, 2017 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its Board of Directors has authorized the repurchase of up to an additional $250 million of AutoNation’s common stock. With the increased authorization, AutoNation has approximately $270 million total Board authorization remaining for share repurchases as of August 29, 2017. AutoNation has approximately 95 million shares outstanding as of August 28, 2017.

About AutoNation, Inc.
AutoNation, America’s largest automotive retailer, through its bold leadership, innovation and its comprehensive brand extensions, is transforming the automotive industry. As of June 30, 2017, AutoNation owned and operated 364 new vehicle franchises from coast to coast. AutoNation has sold over 11 million vehicles, the first automotive retailer to reach this milestone. AutoNation’s success is driven by a commitment to delivering a peerless experience through customer-focused sales and service processes. Through its Drive Pink initiative, AutoNation is committed to drive out cancer, create awareness and support critical research. AutoNation continues to be a proud supporter of the Breast Cancer Research Foundation and other cancer-related charities.
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